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                              THE VALUE GROUP, LLC
                        235 MONTGOMERY STREET, SUITE 300
                        SAN FRANCISCO, CALIFORNIA 94104

October 17, 2000

Mr. Joe Obias
Glacier Distribution Company, Inc.
1050 17th Street, Suite B195
Denver, CO 80265

Dear Joe:

This letter sets forth the agreement and understanding between Glacier Distribution Company, Inc. ("Glacier") and The Value Group, LLC ("TVG") relating to TVG's engagement to assist Glacier in arranging acquisitions as part of Glacier's consolidation strategy.

Pursuant to a letter agreement dated October 14, 1999 (a copy of which is attached hereto), TVG has been acting as Glacier's exclusive adviser with respect to prospective acquisitions. Glacier and TVG hereby agree to amend the October 14, 1999 agreement as follows:

(i) the target companies covered by this agreement shall include Rocky Mountain Fresh & Natural, Cal Fresh Produce, Southwest Traders, Inc., Scenic Fruit Company, Palo Alto Egg, Heller Distribution Company, Damon Industries, Liberty Distribution or any substitute target companies which, in the aggregate, if acquired by Glacier, would have pro forma revenues of up to $220 million for the year ended December 31, 2000;

(ii) this agreement shall continue in effect until the earlier of (x) June 30, 2001, or (y) the completion by Glacier of financing in an amount of at least $35 million and the application of at least 90% of the proceeds thereof to pay the cash portion of the purchase prices of any acquisitions and the related transaction fees (the "Termination Date");

(iii) TVG agrees to waive, retrospectively from October 14, 1999, the payment by Glacier of a fee of $5,000 at the time of execution of any letter of intent;

(iv) the term "aggregate purchase price" shall be construed to include the sum of all cash, notes, stock or other securities paid to any acquired company, or its shareholder(s), or affiliates, plus any assumed third party indebtedness, but excluding trade payables and accruals incurred in the normal course of business; and

(v) Glacier agrees to pay to TVG at closing a fee equal to 2.50% of the aggregate purchase price for any company acquired by Glacier within one
      (1) year of the Termination Date, provided that TVG notifies Glacier in writing within fifteen (15) days of the Termination Date that TVG has assisted or advised Glacier or participated in discussions with such acquired company during the term of this engagement.

With the exception of subparagraphs (i) through (v) above, all the terms and conditions of the October 14, 1999 letter agreement, including the Indemnification provisions thereto,

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Glacier Acquisition Advisory Agreement - page 2


shall remain in effect.

If you are in agreement with the foregoing, please indicate your acceptance by signing both copies of this letter and return one copy to us: Attn.: Tom Modisette, P.O. Box 1378, Pebble Beach, CA 93953, with facsimile copy to John Sheeby, (212) 832-6280.

Very truly yours,

The Value Group, LLC                           Confirmed and Agreed to:
                                               This 4th day of October, 2000

By: /s/ THOMAS R. MODISETTE                    By: /s/ JOE OBLAS
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Thomas R. Modisette                            Joe Oblas
Member Manager                                 President & CEO